PRESS RELEASE

Financial Contact:	Media Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com	Lauren Principe Marketing Manager Healthcare Trust of America, Inc. 480.998.3478 laurenprincipe@htareit.com

Healthcare Trust of America, Inc. Acquires Penn Avenue Place
Totaling Approximately 558,000 Square Feet in Pittsburgh, Pennsylvania

Scottsdale, Arizona (March 6, 2012) – Healthcare Trust of America, Inc. (“HTA”), a fully integrated, self-administered, self-managed real estate investment trust, is proud to announce the acquisition of Penn Avenue Place in Pittsburgh, Pennsylvania for approximately $54,000,000.

Penn Avenue Place is an eight-story, 558,000 square foot, Class A office building initially built in 1907 and completely renovated in 1997. The building is approximately 99.6% occupied, and anchored by Highmark, Inc. (S&P rated A). Highmark is one of the largest Blue Cross affiliates in the nation and is an independent licensee of Blue Cross and Blue Shield Association. Highmark, Inc. leases and occupies 92.4% of the building which contains mission critical space attached to its headquarters in Pittsburgh, PA. Highmark, Inc. recently renewed its lease for an additional 10-year term beginning January 1, 2012.

Penn Avenue Place is strategically located in Pittsburgh’s Central Business District near Allegheny General Hospital, the flagship hospital in the West Penn Allegheny Health System (“WPAHS”). Allegheny General Hospital is a 724-bed academic health care center that has been serving Pittsburgh’s residents since 1885.

Highmark, Inc. and the WPAHS recently announced that they had reached an affiliation agreement between their respective organizations that will position the healthcare system as the centerpiece of a new and innovative integrated healthcare delivery system for the region.

HTA has expanded its portfolio in Pittsburgh with the addition of Penn Avenue Place, which includes essential office space for Highmark, Inc. HTA’s existing Pittsburgh portfolio includes Federal North Medical Office Building and 30 Isabella Street, WPAHS’s executive and administrative offices, near Allegheny General Hospital. HTA’s Pittsburgh portfolio totals nearly 1 million square feet of GLA.

“The Penn Avenue Place acquisition continues our investment strategy of acquiring quality assets with strong credit rated tenants”, stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “Our relationships with leading healthcare providers are enhanced by our third acquisition in Pittsburgh and we continue to see strong market fundamentals for Pittsburgh in the region.”

About Healthcare Trust of America

Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has built a portfolio of acquisitions that totals approximately $2.4 billion based on purchase price and is comprised of approximately 12.0 million square feet of GLA. HTA’s portfolio is geographically diverse, with property portfolios located in 26 states. With overall portfolio occupancy of 91%, fifty-six percent of HTA’s current occupancy consists of credit rated tenants. Ninety-six percent of HTA’s portfolio is strategically located on-campus or aligned with recognized healthcare systems.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economies where HTA owns assets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.